Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by Natural Resource Partners L.P. (the “Company”) of our name and to the inclusion of information taken from our report dated January 21, 2015 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission on or about February 27, 2015, as well as to the incorporation by reference thereof into the Company’s Registration Statements on Form S-3 (Nos. 333-180907, 333-183314 and 333-187883).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
February 27, 2015